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                                                                    EXHIBIT 99.1

                                  ARQULE, INC.

             IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

                                   MARCH 2001

From time to time, ArQule through its management may make forward-looking public statements, such as statements concerning then expected future revenues or earnings or concerning anticipated collaborative agreements, projected plans, performance, product development and commercialization as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended, in press releases or in oral statements made with the approval of an authorized executive officer. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as enacted by the Private Securities Litigation Reform Act of 1995.

We wish to caution readers not to place undue reliance on these forward-looking statements that speak only as of the date on which they are made. In addition, we wish to advise readers that the factors listed below, as well as other factors not currently identified by management, could affect our financial or other performance and could cause the actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any current statement.

We will not undertake and specifically decline any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events which may cause management to re-evaluate such forward-looking statements.

In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are hereby filing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in our forward-looking statements made by us or on our behalf.

Although we were profitable in fiscal year 2000, we may not be able to sustain profitability.

     From our inception in 1993 to December 31, 2000, we have incurred cumulative net losses of approximately $30.7 million. The costs of our research activities and enhancements to our technology principally have resulted in these losses. We have derived our revenue primarily from:

     -    license fees;

     -    payments for product deliveries;

     -    milestone payments; and

     - research and development funding paid under our agreements with our collaboration partners.


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     To date, except for during 1997 and 2000, these revenues have not generated profits, nor have we realized any revenue from royalties from the sale by any of our collaboration partners of a commercial product developed using our technology.

OUR STRATEGY OF USING OUR TECHNOLOGIES TO ASSIST IN THE DEVELOPMENT OF NEW DRUGS AND OTHER PRODUCTS MAY NOT BE COMMERCIALLY SUCCESSFUL.

Our approach to compound discovery has not yet yielded a commercially successful drug.

     Our strategy is to use our technologies to rapidly identify, optimize and obtain financial interest in as many compounds with commercial potential as possible. This approach has not yet yielded any commercially successful drug. In addition, we have recently reoriented our business and technology strategies to offer comprehensive compound discovery, in addition to chemical compound products and services. Our potential customers may not accept our new strategy. In particular, we have not proven that we can use our products successfully to assist our customers to conduct lead optimization. Our ability to succeed depends on our potential customers accepting our approach to crafting viable chemical compounds, known as combinatorial chemistry, and comprehensive compound discovery as effective tools in the discovery and development of compounds with commercial potential. If we cannot demonstrate that our approach can result in successful products, we may not be able to attract additional customers or to retain our existing customers. Furthermore, Camitro has not launched any of its products and, therefore, the market may not accept any of its products. If the market does not accept these products, or does so at a lower than expected rate, we may not be able to attract new customers to support such products.

The specialized nature and high price of our services limit our potential customer base. These potential customers may decide to try to use our approach themselves without our assistance, or they may try other methods.

     Because we offer specialized assistance in the development of drugs, our potential customer base consists of a limited number of pharmaceutical and biotechnology companies and research institutions. These companies have historically identified lead compounds and capitalized upon the most promising leads within their own research departments. Because of the high cost of our products and programs, they may decide to conduct these activities without our assistance.

WE DEPEND ON COLLABORATION ARRANGEMENTS WITH THIRD PARTIES FOR OUR REVENUE AND OUR COLLABORATIONS MAY NOT BE SUCCESSFUL OR WE MAY NOT REALIZE MUCH OF THE POTENTIAL REVENUE FROM OUR COLLABORATIONS.

We will only realize much of the potential revenue under these collaborations if we meet compound delivery goals, satisfy milestones and earn royalties.

     Our revenue stream and our business strategy depend largely on the formation of collaborative arrangements with third parties, initially pharmaceutical and biotechnology companies and research institutions. To date, we have entered into many of these arrangements. Much of the potential revenue from our collaborations consists of contingent payments, such as payments for achieving development milestones and royalties payable on sales of drugs developed using our products. We may not achieve these milestones and our partners may not develop commercial drugs or other products on which we will receive royalties.


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Our ability to realize potential revenue from milestones and royalties from our collaborations depends, in large part, on the efforts of our partners, over which we have little control.

     Much of the revenue from milestones and royalties that we may receive under these collaborations will depend upon our partners' ability to successfully develop, introduce, market and sell new drugs they develop using our products. Our products will result in commercialized drugs generating milestone payments and royalties only after, among other things:

     - significant preclinical and clinical development efforts or the completion of preliminary field trials;

     -    the receipt of the required regulatory approvals;

     -    developing manufacturing capabilities; and

     -    successful marketing efforts.

     With the exception of certain aspects of preclinical drug development, we do not currently intend to perform any of these activities. Accordingly, we will depend on our partners having the necessary expertise and dedicating sufficient resources to develop and commercialize products. Our collaboration partners may fail to develop or commercialize a compound or product to which they have obtained rights from us, because, among other reasons:

     - they decide not to devote the necessary resources because of internal constraints or other development priorities;

     - they decide to pursue a competitive potential drug or compound developed outside of the collaboration; or

     -    they cannot obtain the necessary regulatory approvals.

For our strategy to be successful, we must maintain existing collaborations and enter into new ones, either of which may not be possible to do.

     To be successful, we must expand the number of our collaborations both by maintaining existing collaborations, as well as continuing to enter into agreements with new partners to use our technology to develop potential drugs. We may not be able to maintain our existing collaborations or establish new collaborations with commercially acceptable terms.

WE MAY NOT SUCCESSFULLY INTEGRATE CERTAIN ASPECTS OF CAMITRO OPERATIONS, THE INTEGRATION OF THE BUSINESSES MAY BE COSTLY, AND WE MAY ULTIMATELY NOT CAPITALIZE ON CAMITRO'S TECHNOLOGY AND KNOW-HOW.

     On January 29, 2001, we acquired Camitro Corporation, a California corporation, through a wholly owned subsidiary of ours. We have to integrate certain aspects of Camitro's operations into our pre-existing operations. The integration will require significant efforts from each company, including coordinating research and development efforts. Camitro personnel may leave because of the merger. Camitro collaborators, customers, distributors, or suppliers may terminate their arrangements with Camitro or demand new arrangements. Integrating our operations may distract management's attention from the day-to-day business of the combined company. If ArQule is unable to successfully integrate certain aspects of the operations of the two companies or if this integration process costs more than expected, ArQule's future results will be negatively impacted.


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OUR COMPETITORS MAY HAVE GREATER RESOURCES OR RESEARCH AND DEVELOPMENT
CAPABILITIES THAN WE HAVE AND WE MAY NOT HAVE THE RESOURCES REQUIRED TO SUCCESSFULLY COMPETE WITH THEM.

     The drug development business is highly competitive. We compete with many organizations that are engaged in attempting to identify and utilize compounds as potential drugs. Many of these competitors have greater financial and human resources and more experience in research and development than we have. They include:

     - biotechnology, pharmaceutical, combinatorial chemistry and other companies;

     -    academic and scientific institutions;

     -    governmental agencies; and

     -    public and private research organizations.

     Historically, pharmaceutical companies have maintained close control over their research activities, including the synthesis, screening and optimization of potential drugs. Many of these companies, which represent a significant potential market for our products and services, have developed or are developing internal compound discovery processes and other capabilities to improve productivity. We anticipate that we will face increased competition in the future as new companies enter the market and alternative technologies become available.

WE DEPEND ON OUR KEY PERSONNEL, THE LOSS OF WHOM WOULD HURT OUR ABILITY TO COMPETE.

     We are highly dependent on the principal members of our scientific and management staff which includes Stephen A. Hill, David C. Hastings, Phillipe Bey and Harold E. Selick. The loss of one or more of these members of our staff could have a material adverse effect on our business. We have employment agreements with Stephen Hill, Phillipe Bey and Harold E. Selick. We do not maintain keyperson life insurance coverage on the life of any employee. Our success will depend in part on our ability to identify, attract and retain qualified managerial and scientific personnel. We face intense competition for qualified personnel in our industry. We may not be able to continue to attract and retain personnel with the advanced technical qualifications or managerial expertise necessary for the development of our business.

WE FACE UNCERTAINTY IN RAISING ADDITIONAL FUNDS THAT MAY BE NECESSARY TO FUND OUR OPERATIONS.

     Our capital requirements depend on many factors. If our operations do not become profitable on a sustainable basis before we exhaust existing resources, we will need to obtain additional financing, either through public or private financings, including debt or equity financings, or through collaborations or other arrangements with corporate partners. We may not be able to obtain adequate funds for our operations from these sources when needed or on acceptable terms. If we raise additional capital through the sale of equity, or securities convertible into equity, it may dilute your proportionate ownership in ArQule. If we cannot obtain additional financing, we could be forced to delay or scale back our research and development programs. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds by entering into arrangements with collaboration partners or others that may require that we relinquish rights to certain technologies, product candidates, products or potential markets.

WE WILL NOT BE ABLE TO SUCCESSFULLY GROW OUR BUSINESS IF WE ARE UNABLE TO EXPAND AND INTEGRATE OUR TECHNOLOGIES.

     Our success depends on the integration and expansion of various chemistry based, drug discovery technologies. In order for us to achieve our goal of reducing the current industry average for identifying IND candidates by half, we will have to integrate and acquire complimentary technologies. We also must successfully structure and manage multiple collaborative relationships. If we do not, we could lose significant amounts of revenues. Further, we may not succeed in managing and meeting the staffing requirements of additional collaborative relationships.




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OUR PATENTS AND OTHER PROPRIETARY RIGHTS MAY FAIL TO PROTECT OUR TECHNOLOGIES
AND THIS FAILURE COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     Our success will depend on our ability to obtain and protect patents on our technology and to protect our trade secrets. We may not receive any additional patents, and the claims of our patents may not offer significant protection of our technology. Third parties may challenge, narrow, invalidate or circumvent our patents. In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. These lawsuits could be expensive, take significant time and divert management's attention from other business concerns. We may also provoke these third parties to assert claims against us. The patent position of biotechnology firms is generally highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. Neither the U.S. Patent and Trademark Office, nor the courts have set forth a consistent policy regarding the breadth of claims allowed or the degree of protection afforded under many biotechnology patents. In addition, there is a substantial backlog of biotechnology patent applications at the U.S. Patent and Trademark Office, and the approval or rejection of patent applications may take several years.

     In an effort to protect our trade secrets, we require our employees, consultants and advisors to execute confidentiality agreements. These agreements, however, may not provide us with adequate protection against improper use or disclosure of confidential information. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have previous employment or consulting relationships. Also, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets.

OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO OPERATE WITHOUT INFRINGING ON OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS.

     Others may sue us for infringing on their patent rights. Intellectual property litigation is costly to defend, and, even if we prevail, the cost of such litigation could adversely affect our business, financial condition and results of operations. In addition, litigation is time consuming and could divert management's attention and resources away from our business. If we do not prevail in litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. Any required license may not be available to us on acceptable terms, or at all. In addition, some licenses may be non-exclusive and, accordingly, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some of our products. Any of these occurrences will result in lost revenues and profits for us.

OUR COMMON STOCK MAY HAVE A VOLATILE PUBLIC TRADING PRICE AND LOW TRADING
VOLUME.

     The market price of our common stock has been highly volatile and the market for our common stock has experienced significant price and volume fluctuations, some of which are unrelated to our operating performance. For example, from January 2, 2001 to March 12, 2001, the per share price of our common stock has fluctuated from $31.25 to $14.00 per share with an average daily trading volume over such period of approximately 338,400 shares. Many factors can have a significant adverse effect on our common stock's market price, including:

     - announcements by us or our competitors of technological innovations or new commercial products;


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     -    developments concerning our proprietary rights, including patent and litigation matters;

     - publicity regarding actual or potential results relating to our or our collaborators' products or compounds under development;

     -    an unexpected termination of one of our collaborations;

     -    announcements of business acquisitions and other business ventures;

     -    regulatory developments in the United States and other countries;

     -    general market conditions; and

     -    quarterly fluctuations in our revenues and other financial results.


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